Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Online Resources Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-138234, No. 333-122699, No. 333-106604, and No. 333-52820) on Form S-3, and registration statements ( No. 333-128291, No. 333-115940, No. 333-40674 and No. 333-92607) on Form S-8 of Online Resources Corporation our reports dated April 8, 2008, with respect to the consolidated balance sheet of Online Resources Corporation as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Online Resources Corporation. Our report dated April 8, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that Online Resources Corporation did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company determined that it did not have effective monitoring activities in the financial close process and inadequate policies and procedures for the accounting of income taxes.

/s/ KPMG LLP

McLean, Virginia
April 8, 2008